Exhibit 4
EXECUTION COPY
BANC OF AMERICA SECURITIES LLC
BANC OF AMERICA BRIDGE LLC
BANK OF AMERICA, N.A.
9 West 57th Street
New York, New York 10019
December 27, 2005
iPayment Holdings, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, TN 37215
Attention: Mr. Gregory S. Daily
Commitment Letter
Ladies and Gentlemen:
     You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”) and Banc of America Securities LLC (“BAS”) that Mr. Gregory S. Daily has contributed and that certain other existing members of management of iPayment, Inc., a Delaware corporation (the “Company”) and persons under their control (collectively, the “Rollover Shareholders”) are contemplating to contribute all (or a portion) of their shareholdings in the Company to iPayment Holdings, Inc. (“you” or “Holdings”) and that Holdings intends to enter into an agreement (the “Merger Agreement”) with the Company to acquire it (the “Acquisition”) through a long form merger (the “Merger”) of a newly-created wholly-owned subsidiary of Holdings (“MergerCo.”) into the Company, with the Company being the surviving corporation and the shareholders of the Company (other than the Rollover Shareholders with respect to the shares of common stock of the Company contributed by them) receiving $43.50 for each share of outstanding common stock of the Company held by them. After giving effect to the Acquisition, Holdings will be a holding company that directly owns, and the sole asset of which is, all of the equity interests in the Company.
     You have also advised Bank of America, Banc of America Bridge and BAS that you intend to finance the Acquisition, the repayment of certain existing indebtedness of the Company and its subsidiaries (the “Refinancing”), costs and expenses related to the Transaction (as hereinafter defined) and your and your subsidiaries’ ongoing working capital and other general corporate purposes after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) at least $170 million of the total consideration for the Transaction will be comprised of (i) the rollover of shares of common equity of the Company into Holdings’ common equity (the “Rollover Equity”) by the Rollover Shareholders and (ii) to the extent applicable, the issuance by Holdings of common stock (or preferred equity interests upon terms reasonably acceptable to us) for cash to other investors reasonably acceptable to us, and such cash shall be contributed by Holdings to MergerCo. as common equity (the "Co-Investment”, and together with the Rollover Equity, the “Equity Contribution”), provided that not more than 49.9% of the Equity Contribution shall consist of the Co-Investment, (b) $475 million in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower (as defined in the Summaries of Terms referred to below) and (c) at least $285 million in gross proceeds from the issuance and sale by the

iPayment — Commitment Letter

Borrower of senior subordinated unsecured notes (the "Senior Subordinated Notes”) or, alternatively, at least $285 million of senior subordinated unsecured bridge loans under a bridge facility (the “Bridge Facility” and, together with the Senior Credit Facilities, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior subordinated loans being the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (as defined in Exhibit B hereto), the "Bridge Financing”), in each case as potentially reduced pursuant to an Equity Offset Reduction (as defined in Exhibit C hereto) as contemplated by this Commitment Letter. The Acquisition, the Rollover Equity, the Co-Investment, the Refinancing, the entering into and funding of the Senior Credit Facilities, the issuance and sale of the Senior Subordinated Notes or the entering into and funding of the Bridge Facility and all related transactions are hereinafter collectively referred to as the “Transaction.”
     BAS has also delivered to you a separate engagement letter dated the date hereof (the "Engagement Letter”) setting forth, among other things, the terms on which BAS is willing to act, on an exclusive basis, as sole underwriter, sole initial purchaser, sole arranger and sole placement agent for (i) the Senior Subordinated Notes or (ii) if the Bridge Facility is funded on the Closing Date (as hereinafter defined), the senior subordinated unsecured notes or any other debt securities of Holdings, the Company or its subsidiaries that may be issued after the Closing Date (the “Permanent Securities”) for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Financing”).
     In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full amount of the Senior Credit Facilities and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this letter and in the summaries of terms attached as Exhibit A and Exhibit C hereto and incorporated herein by this reference (collectively, the “Senior Financing Summary of Terms”), (b) BAS is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacities, the "Senior Lead Arranger”) for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders reasonably acceptable to you (collectively, the “Senior Lenders”) in consultation with you for the Senior Credit Facilities, including Bank of America (the "Initial Senior Lender”), (c) Banc of America Bridge is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in the summaries of terms attached as Exhibit B and Exhibit C hereto (collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the "Commitment Letter”), and (d) BAS is also pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacity, the “Bridge Lead Arranger”; BAS acting in its capacity as Senior Lead Arranger and/or Bridge Lead Arranger is sometimes referred to herein as the “Lead Arranger”) for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders reasonably acceptable to you (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) in consultation with you for the Bridge Facility, including Banc of America Bridge (the “Initial Bridge Lender” and, together with the Initial Senior Lender, the “Initial Lenders”). It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Summaries of Terms or the Fee Letter) will be paid in connection with the Facilities unless you and we shall so agree. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms. If you accept this Commitment Letter as provided below in respect of the Senior Credit Facilities, the date of the initial funding under the Senior Credit Facilities, and/or if you accept this Commitment Letter as provided below in respect of the Bridge Facility, the date of the initial funding of the Bridge Facility or of

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the issuance and sale of the Senior Subordinated Notes in lieu of funding the Bridge Facility, in each case, is referred to herein as the “Closing Date.”
     The commitment of Bank of America in respect of the Senior Credit Facilities, the commitment of Banc of America Bridge in respect of the Bridge Facility and the undertaking of BAS to provide the services described herein are subject to the satisfaction in a manner reasonably acceptable to Bank of America, Banc of America Bridge and BAS of the conditions precedent that (a) prior to and during the syndication of the Facilities there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company, Holdings or any of their respective subsidiaries or affiliates (other than the Facilities and the Senior Subordinated Notes) nor any solicitation of any bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any credit facility, bridge loan, debt securities or other financing in lieu of or as a replacement or refinancing of the Facilities; provided, however, that the foregoing shall not prohibit (i) the Company from borrowing under its existing revolving credit facility or incurring other debt in an aggregate amount of up to $5 million, or (ii) Holdings and its affiliates from, in consultation with the Lead Arranger, soliciting individual investors for subordinated securities of Holdings in an aggregate principal amount of up to $10 million to be issued in lieu of a corresponding principal amount of the Facilities and (b) your compliance in all material respects with the terms of this Commitment Letter (including the Exhibits attached hereto). BAS intends to commence syndication of each of the Facilities promptly upon your acceptance of this Commitment Letter and the fee letter of even date herewith (the “Fee Letter”) among you, Bank of America, Banc of America Bridge and BAS; provided that, notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto and except to the extent provided for in the Fee Letter, the Lead Arranger may not assign all or any portion of the commitments of the Initial Lenders hereunder prior to the date of the initial funding under the Senior Credit Facilities. You agree to actively assist, and to cause your subsidiaries to actively assist, BAS in achieving a syndication of each such Facility that is reasonably satisfactory to BAS and you. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America, Banc of America Bridge and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America, Banc of America Bridge and BAS to complete syndication, (b) your assistance in the preparation of a customary Information Memorandum to be used in connection with the syndication of each such Facility, (c) using commercially reasonable efforts to ensure that the syndication efforts of BAS benefit materially from your existing lending relationships and (d) otherwise using commercially reasonable efforts to assist Bank of America, Banc of America Bridge and BAS in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding your and your subsidiaries’ business and prospects at one or more meetings of prospective Lenders and at rating agency presentations. You hereby agree that the Information Memorandum to be used in connection with the syndication of each Facility shall be completed at least 30 days prior to the Closing Date.
     It is understood and agreed that BAS will manage and control all aspects of the syndication of each Facility in consultation with you, including decisions as to the selection of prospective Lenders reasonably acceptable to you and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you or the Company in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be determined by Bank of America, Banc of America Bridge and BAS in consultation with you.
     You hereby represent and warrant that (a) all information, other than Projections (as defined below) and information of a general economic nature, that has been or is hereafter made available to Bank of America, Banc of America Bridge, BAS or the Lenders by you or any of your representatives

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(or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (the "Information”), taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (taken as a whole) not misleading in light of the circumstances in which they were made and (b) all projections, forecasts, estimates, budgets and other forward looking information concerning you and your subsidiaries that have been or are hereafter made available to Bank of America, Banc of America Bridge, BAS or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of the preparation thereof. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of execution and delivery of definitive documentation with respect to the Senior Credit Facilities so that the representations and warranties in the immediately preceding sentence are complete and correct on such date. In issuing the commitments hereunder and in arranging and syndicating the Facilities, Bank of America, Banc of America Bridge and BAS are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to Bank of America, Banc of America Bridge and BAS prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”
     You hereby acknowledge that, in connection with the syndication of the Facilities, (a) BAS and/or Bank of America will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicates of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). You hereby agree that prior to the Closing Date (w) that portion of the Borrower Materials that may be distributed to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized BAS, Bank of America and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS and Bank of America shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing and except as set forth in the next sentence, you shall be under no obligation to mark any Borrower Materials “PUBLIC”. However, you will include as part of such Borrower Materials and mark “PUBLIC” a reasonably detailed term sheet for the Facilities for distribution to the Public Lenders.
     By executing this Commitment Letter, you agree to reimburse Bank of America, Banc of America Bridge and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arranger and the Administrative Agent, and of any local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent with your prior consent (not to be unreasonably withheld), (b) reasonable due diligence expenses and (c) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby; provided that, prior to the date on which the initial funding under the Senior Credit Facilities is made and the Acquisition is consummated, you shall be obligated to reimburse pursuant to

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this paragraph only if you or any of your affiliates shall have received, in connection with the Merger Agreement, any compensation in the nature of expense reimbursement or in the nature of a break-up or similar payment (it being understood that, to the extent that the sum of expenses referred to in this paragraph and of your expenses (including for this purpose the expenses of the Rollover Shareholders) of a similar nature exceeds the aggregate amount of such compensation, such reimbursement shall be on a pro rata basis between your expenses, on the one hand, and the expenses referred to in this paragraph, on the other hand).
     You agree to indemnify and hold harmless each Indemnified Party (as defined below) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel (except in the case of an asserted conflict of interest)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its Related Parties. For purposes hereof, (A) “Indemnified Party” shall mean (i) each of Bank of America, Banc of America Bridge and BAS and (ii) as to any person referred to in clause (i), such person’s Related Parties; and (B) “Related Parties” shall mean, as to any person, (i) such person’s officers, directors and employees and (ii) such person’s affiliates, agents, advisors and other representatives in each case acting at the direction of such person. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.
     We agree to maintain the confidentiality of any Confidential Information (as defined below) provided to us by the Company or on its behalf relating to itself, any of its subsidiaries or the Transaction, except that such Confidential Information may be disclosed (a) to our affiliates and to our and our affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over us (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Commitment Letter, the Fee Letter or the Engagement Letter or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or participant

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in, or any prospective assignee of or participant in, any of our rights or obligations under the Facilities, (g) with the consent of the Company or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to us or any of our affiliates on a nonconfidential basis from a source other than the Company. “Confidential Information” means all information received from Holdings or the Company relating to Holdings or the Company or either of their respective businesses, other than any such information that is available to the Lead Arranger or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Company.
     This Commitment Letter, the Fee Letter and the Engagement Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your officers, directors, employees, agents, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that (a) you may disclose this Commitment Letter, but not, without our consent, the Fee Letter or the Engagement Letter, on a confidential basis to the board of directors, officers, employees, agents, attorneys and advisors of the Company in connection with their consideration of the Transaction, (b) you may disclose this Commitment Letter (i) after your acceptance of this Commitment Letter, the Fee Letter and, if you accept this Commitment Letter as to the Bridge Facility, the Engagement Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (ii) as required by any applicable regulatory authority and (c) you may make public disclosure of the existence and amount of the commitments hereunder and of our identity in such form as we may mutually agree after your acceptance of this Commitment Letter, the Fee Letter and, if you accept this Commitment Letter as to the Bridge Facility, the Engagement Letter. Bank of America, Banc of America Bridge and BAS hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you, the Company and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow Bank of America, Banc of America Bridge or BAS, as applicable, to identify you, the Company and each Guarantor in accordance with the Patriot Act.
     You acknowledge that Bank of America, Banc of America Bridge and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America, Banc of America Bridge and BAS agree that they will treat confidential information relating to you, the Company and your and its respective affiliates with the same degree of care as they treat their own confidential information. Bank of America, Banc of America Bridge and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America, Banc of America Bridge and BAS are permitted to access, use and share with, on a confidential basis, any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Company or any of your or its respective affiliates that is or may come into the possession of Bank of America, Banc of America Bridge, BAS or any of such affiliates.
     In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree that: (i) the Facilities and any related arranging or other services described in this letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America, Banc of America Bridge and BAS, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transactions, Bank of America, Banc of America Bridge and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or

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employees or any other party; (iii) none of Bank of America, Banc of America Bridge or BAS has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America, Banc of America Bridge or BAS has advised or is currently advising you or your affiliates on other matters) and none of Bank of America, Banc of America Bridge or BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, the Fee Letter and, if you accept this Commitment Letter as to the Bridge Facility, the Engagement Letter; (iv) Bank of America, Banc of America Bridge and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America, Banc of America Bridge and BAS have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Bank of America, Banc of America Bridge and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America, Banc of America Bridge and BAS with respect to any breach or alleged breach of agency or fiduciary duty.
     The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America, Banc of America Bridge or BAS hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder with respect to (i) the Senior Credit Facilities, if you have accepted the commitments hereunder in respect of the Senior Credit Facilities, upon the execution of all definitive documentation for the Senior Credit Facilities and the initial extension of credit thereunder and (ii) the Bridge Facility if you have accepted the commitments hereunder in respect of the Bridge Facility, upon the execution of all definitive documentation for the Bridge Facility and the advance of the Bridge Loans thereunder or the execution and delivery of all definitive documentation for the Senior Subordinated Notes and the issuance and sale thereof on the Closing Date.
     This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
     This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, Banc of America Bridge and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America, Banc of America Bridge and BAS in the negotiation, performance or enforcement hereof.
     This Commitment Letter and the Fee Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter) embody the entire agreement and understanding among Bank of America, Banc of America Bridge, BAS, you and your affiliates with respect to the Facilities and supersede all prior agreements and understandings relating to the subject matter hereof. This Commitment Letter sets forth all of the material terms of the Facilities and all of the conditions precedent to the extension of the Facilities. Those terms of the Facilities that are not covered or made clear herein or in the Summaries of Terms or the Fee Letter are subject to mutual agreement of

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the parties. No party has been authorized by Bank of America, Banc of America Bridge or BAS to make any oral or written statements that are inconsistent with this Commitment Letter.
     This Commitment Letter is not assignable by any party without the prior written consent of the other parties and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
     All commitments and undertakings of Bank of America and BAS hereunder with respect to the Senior Credit Facilities will expire at 5:00 p.m. (New York City time) on December 28, 2005 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time. All commitments and undertakings of Banc of America Bridge and BAS hereunder with respect to the Bridge Facility will also expire at that time unless you execute this Commitment Letter, the Fee Letter and the Engagement Letter, and return them to us prior to that time. Thereafter, all commitments and undertakings to arrange and syndicate the Facilities of Bank of America, Banc of America Bridge and BAS hereunder will expire on the earliest of (a) August 15, 2006, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition, in the case of the Senior Credit Facilities, without the use of the Senior Credit Facilities or, in the case of the Bridge Facility, without the use of the Bridge Facility and (c) the date of the termination of the Merger Agreement and the abandonment of the Transaction by you.
     BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA IS OFFERING TO PROVIDE THE SENIOR CREDIT FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA TO PROVIDE THE SENIOR CREDIT FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR CREDIT FACILITIES OR THE BRIDGE FACILITY OR BOTH.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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     We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Peter M. Glaser

	Name:	Peter M. Glaser

	Title:	Managing Director

BANC OF AMERICA BRIDGE LLC

By:	/s/ Peter M. Glaser

	Name:	Peter M. Glaser

	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Peter M. Glaser

	Name:	Peter M. Glaser

	Title:	Managing Director

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THE PROVISIONS OF THIS COMMITMENT LETTER WITH RESPECT TO THE SENIOR CREDIT FACILITIES ARE ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

iPAYMENT HOLDINGS, INC.

By:	/s/ Gregory S. Daily

	Name:	Gregory S. Daily

	Title:	President

THE PROVISIONS OF THIS COMMITMENT LETTER WITH RESPECT TO THE BRIDGE FACILITY ARE ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

iPAYMENT HOLDINGS, INC.

By:	/s/ Gregory S. Daily

	Name:	Gregory S. Daily

	Title:	President

iPayment — Commitment Letter

EXHIBIT A
iPayment
Senior Credit Facilities
Summary of Terms and Conditions
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached

Borrower:
Upon consummation of the merger as contemplated by the Merger Agreement, iPayment Inc., a Delaware corporation (the “Borrower”), as the surviving corporation in the merger with a newly created, wholly-owned subsidiary of Holdings (“MergerCo.”).

Rollover Shareholders:
Each person holding shares of the Company on the Closing Date that are controlled, directly or indirectly, by the management of the Company, that will invest such shares (or a portion of such shares) in Holdings (the “Rollover Shareholders”).

Holdings:
iPayment Holdings, Inc., a corporation formed by the Rollover Shareholders to acquire (the “Acquisition”) the Company and, upon consummation of the Acquisition, hold all of the capital stock of the Borrower.

Guarantors:
The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect material domestic subsidiary of the Borrower. All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager (the “Senior Lead Arranger”).

Senior Lenders:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger and reasonably acceptable to the Borrower.

Senior Credit Facilities:	An aggregate principal amount of $475 million (subject to reduction as contemplated by the Equity Offset Reduction (as defined in Exhibit C to

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the Commitment Letter)) will be available through the following facilities:

Term Loan Facility: a $450 million term loan facility, all of which will be drawn on the Closing Date (the “Term Loan Facility”).

Revolving Credit Facility: a $25 million revolving credit facility, available from time to time until the sixth anniversary of the Closing Date (and at least $25 million shall be available thereunder as of the Closing Date after giving effect to the Transaction), which will include a sublimit of $15 million (which shall be increased to $25 million if the Revolving Credit Facility shall be increased to $50 million) for the issuance of letters of credit (each a “Letter of Credit”) and a sublimit for swingline loans (each a "Swingline Loan”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each of the Senior Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Swingline Option:
Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $7,500,000 and in minimum amounts of $100,000. The Borrower must repay (or refinance through drawings under the Revolving Credit Facility) each Swingline Loan in full no later than 10 business days after such loan is made.

Purpose:
The proceeds of the Senior Credit Facilities shall be used to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Company and its subsidiaries; (iii) pay fees and expenses incurred in connection with the Transaction; and (iv) provide ongoing working capital and for capital expenditures and other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	The date of the initial extension of credit under the Senior Credit Facilities, which shall occur on or before August 15, 2006 (the “Closing Date”).

Incremental Facilities:
Subject to the satisfaction of certain conditions to be agreed, the Borrower will be entitled to request an increase in the amount of the Term Loan Facility or the Revolving Credit Facility, or the addition of one or more new facilities, in an aggregate amount of up to $75 million (less any amount by which the Revolving Credit Facility may be increased on or prior to the Closing Date above the $25 million specified above).

Interest Rates:
The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. The Applicable Margin means

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(a)
with respect to the Revolving Credit Facility, (i) until the Borrower delivers its financial statements for the first full fiscal quarter following the Closing Date, 2.25% per annum, in the case of LIBOR advances, and 1.25% per annum, in the case of Alternate Base Rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a pricing grid to be agreed, based on the Leverage Ratio (total debt/EBITDA), and

(b)	with respect to the Term Loan Facility, 2.25% per annum, in the case of LIBOR advances, and 1.25% per annum, in the case of Alternate Base Rate advances;

provided that in the event the Senior Credit Facilities do not receive ratings of at least B1 by Moody’s and B+ by S&P (in each case with a stable outlook) the percentages set forth in each of (a) and (b) above shall be 2.50% per annum, in the case of LIBOR advances and 1.50% per annum, in the case of Alternate Base Rate advances

Each Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin in respect of the Revolving Credit Facility.

The Borrower may select interest periods of one, two, three or six months or, if available to all Lenders, nine or twelve months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

Overdue principal, interest, fees and other amounts shall bear interest at the rate that is 2.0% above the rate then borne by such borrowing.

Commitment Fee:
Commencing on the Closing Date, a commitment fee of (a) until the Borrower delivers its financial statements for the first full fiscal quarter following the Closing Date, 0.50%, and (b) thereafter, a percentage per annum determined in accordance with a pricing grid to be agreed, based on the Leverage Ratio shall be payable on the unused portions of the Senior Credit Facilities (including Swingline Loans), such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Letter of Credit Fees:
Outstanding Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee will be payable to the Fronting Bank for its own account in an amount equal to 0.125% per annum of the amount available to be drawn under such Letter of Credit, shall be payable to the Fronting Bank for its own account quarterly in arrears.

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Calculation of Interest and Fees:
Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:
The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due seven years after the Closing Date.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full six years after the Closing Date.

Scheduled Amortization:
Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal (in equal installments), with 0.25% of the initial aggregate Term Loan Advances to be payable at the end of each quarter prior to maturity and 93.25% of the initial aggregate Term Loan Advances to be payable at maturity (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

Mandatory Prepayments and Commitment Reductions:
In addition to the amortization set forth above, subject to customary and other exceptions to be agreed, the Senior Credit Facilities shall be prepaid with (a) 100% of all net cash proceeds (i) from sales of property and assets of Holdings and its subsidiaries (with exceptions to include (x) sales of assets in the ordinary course of business, (y) sales generating net cash proceeds not to exceed an amount to be agreed upon in any fiscal year and (z) reinvestment provisions to be agreed upon so long as the respective reinvestment is made or contracted to be made with in 365 days after the date of the receipt of the proceeds therefrom (so long as actually made within a time frame to be agreed upon)) and proceeds from insurance and condemnation awards (subject to repair and replacement provisions to be agreed upon and subject to the reinvestment rights referred to above) and (ii) from the issuance or incurrence after the Closing Date of additional debt of Holdings or any of its subsidiaries other than debt permitted to be incurred under the loan documentation (including, if the Bridge Facility is funded, the Rollover Loans or Exchange Notes referred to in Exhibit B or Permanent Securities in an amount sufficient to refinance any outstanding Bridge Financing and to pay all related fees and expenses in full), and (b) 75% of Excess Cash Flow (to be defined in the loan documentation) of Holdings and its subsidiaries, provided that the foregoing percentage shall be reduced to 50% and to 0% at Leverage Ratios to be agreed. Each such prepayment

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shall be applied to the Senior Credit Facilities in the following manner: first, at the Borrower’s option, to any scheduled principal installments due within the following twelve months in direct order of maturity and, thereafter, ratably to all remaining principal repayment installments of the Term Loan Facility and, second, to the outstandings under the Revolving Credit Facility, but without reduction of the commitments thereunder. Escrow arrangements will be implemented to avoid interest period breakage charges that might otherwise result from mandatory prepayments.

Optional Prepayments and Commitment Reductions:
The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any actual funding losses and redeployment costs of the Lenders resulting therefrom. Each such prepayment of the Term Loan Facility shall be applied as directed by the Borrower. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without penalty.

Security:
The Borrower and each of the Guarantors shall grant the Administrative Agent for the benefit of the Senior Lenders valid and perfected first priority liens and security interests in all of the following (the "Collateral”) (subject to customary exceptions and exceptions for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby):

(a)
All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of foreign subsidiaries, to a pledge of 65% of the capital stock of each first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower), including, without limitation, all of the equity interests in the Borrower owned or otherwise held by Holdings.

(b)	All present and future intercompany debt of the Borrower and each Guarantor.

(c)
Substantially all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds,

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contract rights, hedge agreements, documents, instruments, indemnification rights and tax refunds.

(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities, any treasury management arrangements and any interest rate swap or similar agreements with a Senior Lender under the Senior Credit Facilities.

Initial Conditions Precedent:	Only those specified in Exhibit C to the Commitment Letter.

Conditions Precedent to Each Borrowing Under the Senior Credit Facilities:
Each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects (although any representations and warranties which relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be); and (ii) no defaults or Events of Default shall have occurred and be continuing.

Representations and Warranties:
The following (subject in each case to customary exceptions and qualifications to be agreed but in any case, such representations and warranties shall be no less favorable to the Borrower than the representations and warranties set forth in the Company’s existing credit agreement): (i) existence, qualification and power; (ii) authorization and no violation of law, contracts or organizational documents; (iii) no governmental authorization and third party approvals or consents; (iv) binding effect; (v) financial statements and other information and no material adverse effect; (vi) no material litigation; (vii) no default; (viii) valid ownership of property and assets free and clear of liens; (ix) environmental matters; (x) insurance matters; (xi) tax matters; (xii) ERISA matters; (xiii) subsidiaries and equity interests; (xiv) margin regulations, Investment Company Act status; (xv) accuracy of disclosure; (xvi) compliance with laws; (xvii) intellectual property matters; (xviii) solvency; (xix) casualty, etc.; (xx) perfection of security interests; and (xxi) senior debt and designated senior debt.

Covenants:	The following (applicable to Holdings and its subsidiaries following the closing) (subject in each case to customary exceptions and qualifications to be agreed):

(a)	Affirmative Covenants — (i) annual and quarterly financial statements and annual budgets; (ii) certificates and other

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information reasonably requested; (iii) notices; (iv) payment of taxes and other obligations; (v) preservation of corporate existence, etc.; (vi) maintenance of properties; (vii) maintenance of insurance (including key-man life insurance on the chief executive officer of the Borrower as of the date of the Commitment Letter in an amount not less than $25 million); (viii) compliance with laws and regulations; (ix) proper books and records; (x) visitation and inspection rights; (xi) use of proceeds; (xii) additional guarantees and collateral; (xiii) compliance with environmental laws; (xiv) environmental reports; (xv) further assurances as to after-acquired Guarantors; (xvi) performance of material agreements; and (xvii) interest rate hedging.

(b)
Negative Covenants - Restrictions on (i) liens; (ii) debt (with exceptions to include the Senior Subordinated Notes or the Bridge Financing and the Permanent Securities in an amount sufficient to refinance the outstanding Bridge Financing); (iii) loans, acquisitions, joint ventures and other investments; (iv) mergers, consolidations, etc.; (v) sales, transfers and other dispositions of property or assets (with exceptions to include sales of assets in the ordinary course of business); (vi) dividends, distributions, redemptions and other restricted payments; (vii) sale-leaseback transactions; (viii) changes in the nature of business; (ix) transactions with affiliates; (x) payment and dividend restrictions affecting subsidiaries of the Borrower; (xi) capital expenditures; (xii) amending or modifying organizational documents, subordinated debt documents, transaction documents and other material agreements in a manner adverse to the Lenders; (xiii) prepaying, redeeming or repurchasing certain debt; (xiv) changes in accounting policies other than as permitted or required by GAAP; (xv) becoming a general partner in any partnership other than through a subsidiary the sole asset of which is its interest in such partnership; (xvi) speculative transactions; and (xvi) with respect to Holdings, passive holding company.

(c)	Financial Covenants — To consist of the following:

	•	Maintenance of a minimum Interest Coverage Ratio (EBITDA/cash interest expense) to be determined, with step-up provisions to be agreed;

	•	Maintenance of a maximum Total Leverage Ratio (total debt/EBITDA) to be determined, with step-down provisions to be agreed.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period and based on an approximately 20% cushion to the Company’s forecasts.

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The controlling shareholder of Holdings shall be allowed two non-consecutive opportunities to cure defaults under the coverage and leverage ratio covenants by contributing cash (the amount of such cash to be deemed to constitute EBITDA for purposes of such covenants) to Holdings and the Borrower, in each case in exchange for additional common equity, in a manner and subject to customary limitations (including with respect to the amount and timing of such contribution).

Interest Rate Protection:	The Borrower shall obtain interest rate protection in a notional amount equal to 50% of its floating rate indebtedness for borrowed money for a period of two years from the Closing Date.

Events of Default:
The following (subject in each case to customary exceptions and qualifications to be agreed): (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be agreed; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with grace period for involuntary proceedings to be agreed); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of loan documentation or impairment of a material amount of the Collateral; and (x) change of control.

Assignments and Participations:
Revolving Credit Facility Assignments: Each Lender will be permitted to make assignments in respect of the Revolving Credit Facility in a minimum amount equal to $5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the definitive documentation) and the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the Revolving Credit Facility. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent, the Fronting Bank, and the lender for any Swingline Loan, unless the proposed assignee is already a Lender.

Term Loan Facility Assignments: Each Lender will be permitted to make assignments in respect of the Term Loan Facility in a minimum amount equal to $1 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred

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and is continuing, the Borrower which approvals shall not be unreasonably withheld or delayed; provided, however, that the approvals of the Administrative Agent and the Borrower shall not be required in connection with assignments of the Term Loan Facility to other Lenders, to any affiliate of a Lender, or to any Approved Fund.

Assignments Generally: An assignment fee will be charged with respect to each assignment as set forth in Addendum I. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or the value of the guarantees. Participants will have the same benefits as the Lenders (and will be limited to the amount of such benefits) with respect to yield protection and increased cost provisions, subject to customary limitations.

Waivers and Amendments:
Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior Credit Facilities, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees and (iii) extensions of scheduled maturities or times for payment and (b) the consent of all Lenders shall be required with respect to releases of all or substantially all of the Collateral or the value of the guarantees.

Indemnification:
The Borrower will indemnify and hold harmless each Indemnified Party (as defined below) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent such loss, liability, claim, damage or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or its Related Parties. For purposes hereof, (A) "Indemnified Party” shall mean (i) the Administrative Agent, the Senior Lead Arranger and each Lender and (ii) as to any person referred to in clause (i), such person’s Related Parties; and (B) “Related Parties” shall mean, as to any person, (i) such person’s officers, directors and employees and (ii) such person’s affiliates, agents, advisors and other representatives in each case acting at the direction of such person.

Governing Law:	New York.

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Expenses:
If the Closing Date occurs, the Borrower will pay all reasonable out of pocket costs and expenses associated with the due diligence, syndication and closing of the Senior Credit Facilities and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees of one counsel retained by, and of any local counsel retained with your prior consent (not to be unreasonably withheld) by, the Administrative Agent and BAS. The Borrower will also pay the out of pocket expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

Counsel to the Administrative Agent:	Shearman & Sterling LLP

Miscellaneous:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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ADDENDUM I
PROCESSING AND RECORDATION FEES
The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that, in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500
For purposes hereof, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. The terms "Affiliate,” “Approved Fund” and “Eligible Assignee” shall be defined in the definitive loan documentation.

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EXHIBIT B-1
iPayment
Bridge Facility
Summary of Terms and Conditions
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-1 is attached

Borrower:	Same Borrower as in the Summary of Terms and Conditions for the Senior Credit Facilities.

Guarantors:	Same Guarantors as in the Summary of Terms and Conditions for the Senior Credit Facilities.

Sole Lead Arranger and Sole Bookrunning Manager:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Bridge Facility (the “Bridge Lead Arranger”).

Bridge Lenders:
Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge” or the “Initial Bridge Lender”) and other financial institutions and institutional lenders acceptable to BAS and reasonably acceptable to the Borrower.

Bridge Facility:
$285 million (subject to reduction as contemplated by the Equity Offset Reduction (as defined in Exhibit C to the Commitment Letter)) of unsecured senior subordinated bridge loans (the "Bridge Loans”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:
The Bridge Loans will be unsecured, senior subordinated obligations of the Borrower, subordinated to the Senior Credit Facilities pursuant to subordination provisions customary for high yield securities and ranking pari passu with or senior to all other unsecured obligations of the Borrower. The Guarantees will be unsecured, senior subordinated obligations of each Guarantor, subordinated to such Guarantor’s guarantee under the Senior Credit Facilities pursuant to subordination provisions customary for high yield securities and ranking pari passu with or senior to all other unsecured obligations of such Guarantor.

Purpose:
Together with borrowings under the Senior Credit Facilities, the proceeds of the Bridge Facility shall be used (i) to finance in part the Acquisition; (ii) to refinance certain existing indebtedness of the Company and its subsidiaries; and (iii) to pay fees and expenses incurred in connection with the Transaction.

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Closing Date:	The date of the extension of credit under the Bridge Facility, which shall occur on or before August 15, 2006 (the “Closing Date”).

Interest Rates:
Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus a margin initially equal to 6.50% per annum. The margin shall increase by 1.00% per annum at the end of the six-month period after the Closing Date and by an additional 0.50% per annum at the end of each three-month period thereafter for as long as the Bridge Financing is outstanding; provided that the interest rate shall not exceed 13% per annum; and provided further that the portion, if any, of any interest payable at a rate in excess of 12% per annum may be paid by capitalizing such interest and adding it to principal. Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate that is 2.00% in excess of the rate then borne by the Bridge Loans.

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date” or “Rollover Date”).

Optional Prepayment:
The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:
The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) 100% of the net cash proceeds from the issuance of the Permanent Securities or any other debt of Holdings or subordinated debt of the Borrower; (ii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the Senior Lenders under the Senior Credit Facilities, 100% of the net cash proceeds from any other indebtedness incurred by Holdings, the Borrower or any of the Borrower’s subsidiaries, other than debt permitted to be incurred under the Facilities; (iii) subject to customary exceptions to be agreed, 50% of the net cash proceeds from the issuance of any equity securities of Holdings or the Borrower; and (iv) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the Senior Lenders under the Senior Credit Facilities, 100% of the net cash proceeds from asset sales by the Borrower or any of the Borrower’s subsidiaries (with exceptions to include (x) sales of assets in the ordinary course of business, (y) sales generating net cash proceeds not to exceed an amount to be agreed upon in any fiscal year and (z) reinvestment provisions to be agreed upon so long as the respective reinvestment is made or contracted to be made within 365 days after the date of the receipt of the proceeds therefrom (so long as actually made within a time frame to be agreed upon)) and proceeds from insurance and condemnation awards (subject to repair and replacement provisions to be agreed upon and subject to the reinvestment right referred to above).

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Change of Control:
In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay, without premium or penalty, the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Borrower will, within 60 days of the Change of Control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Permitted Refinancing:
If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date (with the proceeds of the Permanent Securities or otherwise), the principal amount of the Bridge Loans outstanding on the Rollover Date shall, subject to the conditions precedent set forth in Exhibit B-2, be refinanced by unsecured, senior subordinated rollover loans with a maturity of seven years from the Rollover Date (the “Rollover Loans”) and otherwise having the terms set forth in Exhibit B-2. On or after the Rollover Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for unsecured, senior subordinated exchange notes (the “Exchange Notes”) of the Borrower having the terms set forth in Exhibit B-3; provided that the initial issuance of Exchange Notes shall be in a principal amount of no less than $25 million.

Conditions Precedent:	Only those specified in Exhibit C to the Commitment Letter.

Covenants:
Usual affirmative covenants for facilities and transactions of this type and others as may be reasonably agreed by the Lead Arranger and the Borrower (including covenant for Borrower to use its commercially reasonable best efforts to refinance the Bridge Facility with proceeds of the Permanent Financing as promptly as practicable following the Closing Date) (but in any event no financial maintenance covenants) and incurrence based negative covenants consisting of: restrictions on the incurrence of indebtedness; the incurrence of debt junior to senior debt but senior to the Bridge Loans; the payment of dividends, redemption of capital stock and making certain investments; the incurrence of liens; the sale of assets and the sale of subsidiary stock; entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances; entering into affiliate transactions; entering into mergers, consolidations and sales of substantially all the assets of the Borrower and its subsidiaries and requirements as to future subsidiary guarantors, subject, in each case, to customary and other exceptions and qualifications to be agreed.

Representations and Warranties, Events of Default, Waivers and Consents:	Usual and customary for a transaction of this type and others reasonably agreed by the Bridge Lead Arranger and the Borrower, subject, in each

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case, to customary and other exceptions and qualifications to be agreed, but in any case, such representations and warranties shall be no less favorable to the Borrower than the representations and warranties set forth in the documentation for the Senior Credit Facilities.

Right to Assign Bridge Loans:
The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in a minimum assignment amount of $5 million and increments of $1 million in excess thereof in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arranger.

Waivers and Amendments:
Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of scheduled maturities or times for payment and (b) the consent of all Lenders shall be required with respect to releases of all or substantially all of the value of the guarantees.

Governing Law:	New York.

Expenses:
If the Closing Date occurs, the Borrower will pay all reasonable out of pocket costs and expenses associated with the due diligence and closing of the Bridge Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees and expenses of one counsel retained by, and of any local counsel retained with your prior consent (not to be unreasonably withheld) by, the Bridge Lead Arranger. The Borrower will also pay the out of pocket expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation.

Counsel to Bridge Lead Arranger:	Shearman & Sterling LLP

Fees:	As provided in the Fee Letter.

Miscellaneous:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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EXHIBIT B-2
iPayment
Rollover Facility
Summary of Terms and Conditions
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-2 is attached

Borrower:	Same Borrower as in the Summary of Terms and Conditions for the Senior Credit Facilities and the Summary of Terms and Conditions for the Bridge Facility.

Guarantors:	Same Guarantors as in the Summary of Terms and Conditions for the Senior Credit Facilities and the Summary of Terms and Conditions for the Bridge Facility.

Rollover Facility:
Unsecured, senior subordinated rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the condition precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest Rate:	Rate and margins to continue to increase as set forth in Exhibit B-1 for the Bridge Loans.

Maturity:	Seven years from the Rollover Date (the “Rollover Maturity Date”).

Optional Prepayment:
For so long as the Rollover Loans have not been exchanged for unsecured, senior subordinated exchange notes of the Borrower as provided in Exhibit B-3, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the condition that, at the time of any such refinancing, there shall exist no insolvency Event of Default.

Right to Assign Rollover Loans:
The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arranger.

iPayment — Commitment Letter

Rollover Covenants:
From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes as specified in the Indenture therefor and other customary covenants to be agreed.

Governing Law:	New York.

Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

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iPayment — Commitment Letter

EXHIBIT B-3
iPayment
Exchange Notes
Summary of Terms and Conditions
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-3 is attached

Borrower:	Same Borrower as in the Summary of Terms and Conditions for the Senior Credit Facilities and the Summary of Terms and Conditions for the Bridge Facility.

Guarantors:	Same Guarantors as in the Summary of Terms and Conditions for the Senior Credit Facilities and the Summary of Terms and Conditions for the Bridge Facility.

Exchange Notes:
At any time on or after the Rollover Date, Rollover Loans due to or held by any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of unsecured, senior subordinated exchange notes of the Borrower (the “Exchange Notes”); provided that the initial issuance of Exchange Notes shall be in a principal amount of at least $25 million. The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the "Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities as agreed by the Borrower and the Bridge Lead Arranger. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking:	Same as Bridge Loans.

Maturity:	Same as Rollover Loans.

Interest Rate Redemption Provision:
Each Exchange Note will initially bear interest at the rate in effect on the Rollover Loans for which it is exchanged and, thereafter, the rate and margin will continue to increase as set forth in Exhibit B-1 for the Bridge Loans, subject to the limitations set forth therein. For so long as they bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date (without penalty or premium). If any Exchange Note is sold by a holder to a third party purchaser, such holder shall have the option to fix the interest rate on such Exchange Note to a rate that is equal to the then applicable rate of interest borne by such Exchange Note; provided that the interest rate

iPayment — Commitment Letter

shall not exceed 13% per annum; provided further that the portion, if any, of any interest payable at a rate in excess of 12% per annum may be paid by capitalizing such interest and adding it to principal. In such event, such Exchange Notes will be non-callable until the fifth anniversary of the Closing Date (subject to customary equity clawback and make-whole provisions) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed, declining ratably to par on the date that is one year prior to maturity of the Exchange Notes. The fixed rate Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities, but without premium or penalty (except upon a change of control, in which case a 1% prepayment penalty will be payable).

Registration Rights:
Within 60 days after Exchange Notes have been issued in an aggregate amount of at least $50 million, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its commercially reasonable best efforts to cause such shelf registration statement to be declared effective within 180 days after such filing and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes, but in no event longer than two years and 30 days from the date such aggregate amount of Exchange Notes has been issued. Upon failure to comply with the requirements of the registration rights agreement as set forth above (a "Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default accruing at a rate equal to one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes held by such holder. The rate of accrual of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a rate of accrual of liquidated damages for all Registration Defaults of 1.00% per annum.

Governing Law:	New York.

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iPayment — Commitment Letter

EXHIBIT C
iPayment
Conditions Precedent
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached

Conditions Precedent to Closing:
The closing and the initial extension of credit under the Senior Credit Facilities and the advances of the Bridge Loans under the Bridge Facility will be subject to the satisfaction of the following conditions precedent:

(i)
All information related to the Company and its subsidiaries provided for in the Company’s filings with the Securities and Exchange Commission on forms 10-K, 10-Q and 8-K which is publicly available prior to the date of the Commitment Letter, taken as a whole, (i) is complete and correct in all material respects and (ii) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (taken as a whole) not misleading in light of the circumstances in which they were made.

(ii)
The negotiation, execution and delivery of definitive documentation with respect to each Facility consistent with the terms of the Commitment Letter and otherwise reasonably satisfactory to BAS, the Administrative Agent and the Borrower. The Acquisition shall have been consummated (or shall be consummated substantially simultaneously with the closing of the Facilities) in accordance with the terms of, the Agreement and Plan of Merger dated as of December 27, 2005 (the “Merger Agreement”) among iPayment Holdings, Inc., iPayment Mergerco, Inc. and iPayment, Inc. and all other related documentation without any amendment, modification or waiver that is adverse to the Lenders without the prior consent of the Lead Arranger (such consent not to be unreasonably withheld). Without limiting the generality of the above, the Arranger shall be satisfied that Holdings shall have received an Equity Contribution of at least $170 million, with at least 50.1% of such Equity Contribution consisting of Rollover Equity.

(iii)
There shall not have occurred any event, circumstance, state of facts, change or development having an effect (a “Material Adverse Effect”) that individually or in the aggregate (a) would, or would reasonably be expected to, prevent or materially delay the performance by the Company of its obligations under the Merger Agreement or the consummation by the Company of the transactions contemplated by the Merger Agreement on a timely

iPayment — Commitment Letter

basis or (b) is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than, in the case of this clause (b), any event circumstance, state of facts, change or development resulting from (i) changes in general economic or political conditions or the securities markets (including any such change caused by any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but excluding any such changes to the extent they disproportionately adversely affect the Company and its subsidiaries, taken as a whole), (ii) the announcement of the transactions contemplated by the Merger Agreement or other communication by Holdings or MergerCo. of their plans or intentions with respect to any of the businesses of the Company or any of its subsidiaries, (iii) the consummation of the transactions contemplated by the Merger Agreement or any actions by Holdings, MergerCo. or the Company taken pursuant to the Merger Agreement, (iv) any change in the market price or trading volume of the shares of common stock of the Company (the “Shares”) or any failure by the Company to meet any revenue or earnings predictions released by the Company or provided to Holdings or MergerCo. or the revenue or earnings predictions of equity analysts (it being agreed that the events, circumstances, state of facts, changes or developments giving rise or contributing to any such change or failure may constitute or give rise to a Material Adverse Effect), (v) the failure of the Shares to be quoted on Nasdaq or (vi) the existence of any stockholder class action, derivative or similar litigation arising from allegations of breach of fiduciary duty relating to the Merger Agreement.

(iv)
In the case of the Senior Credit Facilities, the Administrative Agent shall have received reasonably satisfactory evidence of receipt by the Borrower of not less than $285 million cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower of the Senior Subordinated Notes (as such amount shall, at the request of the Company, be reduced dollar for dollar by the amount of additional Equity Contributions exceeding $170 million to the extent such reduction is necessary to permit the Leverage Ratio Condition (as defined below) to be satisfied (the “Equity Offset Reduction”)); and, in the case of the Bridge Facility, the Lead Arranger shall have received reasonably satisfactory evidence of receipt by the Borrower of not less than $450 million cash proceeds from the advance of the Term Loan Facility (subject to reduction pursuant to the Equity Offset Reduction).

(v)	The Lenders under each Facility shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authorization and enforceability

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of the documents for such Facility and, in the case of the Senior Credit Facilities, creation and perfection of the liens granted thereunder on the Collateral) and of any appropriate local counsel and such corporate resolutions, certificates, instruments and other documents as are customary for transactions of this type. Receipt of all material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Facilities, each of which shall be in full force and effect. All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s margin regulations.

(vi)
With respect to the Senior Credit Facilities, all documents and instruments necessary to perfect the Administrative Agent’s (on behalf of the Senior Lenders) security in interest in all the Collateral under the Senior Credit Facilities shall have been executed and delivered, and, if applicable, be in proper form for filing, and no material amount of the Collateral shall be subject to any other security interests except for customary liens permitted under the documentation with respect to the Senior Credit Facilities.

(vii)
The Lead Arranger and the Lenders shall have received: (a) pro forma financial statements as to the Borrower (or, if reasonably required by the Lead Arranger, Holdings) and its subsidiaries giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed quarter in each case ended no less than 45 days prior to the Closing Date, and, with respect to any annual or quarterly periods, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; and (b) evidence reasonably satisfactory to the Lead Arranger that the ratio of total debt of Holdings and its subsidiaries at the Closing Date to the consolidated EBITDA of the Company and its subsidiaries for the most recent four quarters ended not less than 45 days prior to the Closing Date (which pro forma ratio shall be calculated reflecting the Transaction on a pro forma basis) was not greater than 6.5:1.0 (the “Leverage Ratio Condition”). For purposes of this condition, EBITDA shall be determined in a manner that meets the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder and otherwise with adjustments to be mutually agreed. The Lenders shall have received certification as to the solvency of the Borrower and each Guarantor (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower.

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iPayment — Commitment Letter

(viii)
All accrued fees and expenses of the Administrative Agent, the Lead Arranger and the Initial Lenders (including the fees and expenses of counsel for the Administrative Agent and the Lead Arranger and local counsel for the Lenders) shall have been paid or shall be simultaneously paid upon the drawings under the Facilities. The Borrower shall have complied, in all material respects, with all of the terms of the Fee Letter and, if the Commitment Letter shall have been accepted as to the Bridge Facility, the Engagement Letter to be complied with on or before such date.

(ix)
In the case of the Bridge Facility, (a) not later than 30 days prior to the Closing Date, the Borrower shall have completed and made available to the Lead Arranger and potential investors copies of an offering memorandum for the offer and sale of the Senior Subordinated Notes pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document and as may be reasonably required by the Bridge Lead Arranger (including all audited, pro forma and other financial statements and schedules of the Company of the type that would be required in a registered public offering of the Senior Subordinated Notes on Form S-1), and (b) senior management of the Company shall have made themselves available for due diligence, rating agency presentations and a road show and other meetings with potential investors for the Senior Subordinated Notes as required by the Bridge Lead Arranger in its reasonable judgment to market the Senior Subordinated Notes. Each of the Senior Credit Facilities and the Bridge Facility shall have received debt ratings from each of Moody’s Investor Service Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) at least 30 days prior to the Closing Date.

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iPayment — Commitment Letter